ATLANTIC CENTRAL ENTERPRISES, LTD.

FOR IMMEDIATE RELEASE
---------------------

ATLANTIC CENTRAL ENTERPRISES, LTD. ANNOUNCES BOARD AND MANAGEMENT CHANGES

Hamilton, Bermuda - June 5, 1997, - Atlantic Central Enterprises, Ltd. ("Atlantic Central") (ALCN) announces the appointment of Mr. John E. McConnaughy Jr. and Mr. Patrick J. Rooney to the Board of Directors. Mr. McConnaughy will become the Chairman of the Board and Mr. Rooney will become President and Chief Executive Officer of the Company. These appointments are effective immediately.

Mr. Murray Watson, formerly Chairman, President and Chief Executive Officer stated "we are very pleased to have Mr. McConnaughy and Mr. Rooney join the Board of Directors. Both gentlemen bring extensive international experience to the Company and they will be instrumental in the future success of the Company". Mr. Watson will continue with the Company as the President and Chief Executive Officer of Atlantic Central's subsidiary company, ICON Centers for Cosmetic Surgery, Inc.

In a statement, Mr. Rooney said "Atlantic Central is positioned as a consolidator. A consolidator is in the roll-up business. Roll-ups occur in fragmented industries where value-added can be infused by the consolidator after an acquisition strategy is implemented. Atlantic Central will not only develop medical related concepts but will also look for opportunities in unrelated diverse and fragmented major markets. Atlantic Central starts this new strategy with substantial equity interests in two early stage companies. Vista Technologies, Inc., a laser vision correction (LVC) centers developer and a consolidator of laser refractive surgeons and ICON Centers for Cosmetic Surgery, Inc., a consolidator of aesthetic physicians.

Atlantic Central Enterprises, Ltd. is an international company dedicated to building a group of companies through strategic acquisitions and consolidations of companies where value-added can be infused from a central core. Atlantic Central is currently the controlling shareholder of Vista Technologies, Inc. (VIII) whose subsidiaries, Vista Laser Centers, perform laser vision correction. Atlantic Central is also a shareholder in Technical Chemical and Products, Inc. (TCPI). Atlantic Central is additionally the controlling shareholder of ICON Centers for Cosmetic Surgery, Inc., a physician practice management company.

The statements made in this press release may contain certain forward looking statements that may involve a number of risks and uncertainties. Actual events or results may differ from Atlantic Central's expectations. In addition to the matters described in this press release, risk factors listed from time to time in Atlantic Central's Securities and Exchange Commission reports including, but not limited to, Forms 10-K and 10-Q, Annual and Quarterly Reports, its Prospectus dated December 18, 1996, and other such filings, may affect the results achieved by Atlantic Central Enterprises, Ltd.



For further information contact:
       Kenneth G. Howling, Vice President, Finance & CFO
       Tel: (416) 364-0012           Fax: (416) 364-7636

_____________________________________________________________________________
             Cedar House 41 Cedar Ave., Hamilton, HM 12 Bermuda